Exhibit 10.51

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fifth Amendment to Credit Agreement is dated this 9th day of June, 2006, by and among Respironics, Inc., a Delaware corporation (the “Borrower”), each of the Guarantors (as defined in the Credit Agreement (as hereinafter defined)), the Banks (as defined in the Credit Agreement), PNC Bank, National Association, in its capacity as agent for the Banks (hereinafter referred to in such capacity as the “Agent”), and Citizens Bank of Pennsylvania and Bank of America, N.A., successor by merger to Fleet National Bank, in their capacity as documentation agents for the Banks (hereinafter collectively referred to as the “Documentation Agents”) (“Fifth Amendment”).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents entered into that certain Credit Agreement, dated August 19, 2002, as amended by that certain (i) First Amendment to Credit Agreement, dated as of June 1, 2003, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents, (ii) Second Amendment to Credit Agreement, dated as of April 23, 2004, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents, (iii) Third Amendment to Credit Agreement, dated September 3, 2004, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents, and (iv) Fourth Amendment to Credit Agreement, dated June 30, 2005, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents (as amended, the “Credit Agreement”), pursuant to which, among other things, the Banks agreed to provide to the Borrower a revolving credit facility in an aggregate principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00); and

WHEREAS, the Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement and the Banks, the Agent and the Documentation Agents shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. The definition of “EBIT” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

EBIT shall mean, as of any date of determination, the sum of (i) Consolidated Net Income for such period, excluding therefrom (A) non-cash Share issuance and Share option compensation expense or gain items (SFAS 123R), (B) any extraordinary, non-recurring or unusual items of gain or loss (including without limitation those items created by mandated changes in accounting treatment), provided, however, the amount by which (1) all extraordinary, non-recurring or unusual cash losses incurred from and after June 30, 2002, minus (2) all extraordinary, non-recurring or unusual gains on sale of assets outside the ordinary course of business exceeds Forty Million and 00/100 Dollars ($40,000,000.00) in the aggregate throughout the term of this Agreement shall not be excluded, and (C) any gain or loss of any other Person accounted for on the equity method, except to the extent of cash distributions received during the relevant period, plus (ii) interest expense, plus (iii) income tax expense, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

3. All references to “Fleet National Bank, a Bank of America company” in the Credit Agreement and each other Loan Document are hereby deleted and in their stead is inserted the following: “Bank of America, N.A., successor by merger to Fleet National Bank”.

4. The provisions of Section 2 and 3 of this Fifth Amendment shall not become effective until the Agent has received the following items, each in form and substance acceptable to the Agent and its counsel:

(a) this Fifth Amendment, duly executed by each of the Loan Parties and each of the Required Banks; and

(b) such other documents as may be reasonably requested by the Agent.

5. Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

6. Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Guaranty Agreements, hereby continues to secure the Obligations.

7. Each Loan Party hereby represents and warrants to the Banks and the Agent that (i) such Loan Party has the legal power and authority to execute and deliver this Fifth Amendment, (ii) the officers of such Loan Party executing this Fifth Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof, (iii) the execution and delivery hereof by such Loan Party and the performance and observance by such Loan Party of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational agreements of such Loan Party or any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, and (iv) this Fifth Amendment, the Credit Agreement and the documents executed or to be executed by such Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms.

8. Each Loan Party represents and warrants that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Fifth Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, as updated and provided to the Agent on a quarterly basis, are true and correct in all material respects as of the date hereof, and (iii) it presently has no known claims or actions of any kind at Law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Documents.

9. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

10. The agreements contained in this Fifth Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect. This Fifth Amendment amends the Credit Agreement and is not a novation thereof.

11. This Fifth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

12. This Fifth Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each Loan Party hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Fifth Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Fifth Amendment to be duly executed by their duly authorized officers on the day and year first above written.

Respironics, Inc., a Delaware corporation
Respironics International, Inc., a Delaware corporation
Swiftmed Corp., a Georgia corporation
Respironics Colorado, Inc., a Colorado corporation
Respironics International Global Enterprises, Inc., a Delaware corp.
Respironics California, Inc., a Delaware corporation
Respironics New Jersey, Inc., a Delaware corporation
Fiberoptic Medical Products, Inc., a Pennsylvania corporation
Respironics Novametrix, LLC, a Delaware limited liability company
Children’s Medical Ventures, LLC, a Delaware limited liability co.
RI Finance, Inc., a Delaware corporation
RI Licensing, Inc., a Delaware corporation
Respironics Overseas, Inc., a Delaware corporation
Benner & Associates, Inc., a Florida corporation
Mini-Mitter Company, Inc., an Oregon corporation
Respironics Profile, Inc., a Delaware corporation
Respironics In-X, Inc., a Delaware corporation
WITNESS:		Respironics OxyTec, Inc., a California corporation

/s/ David M. Holtschlag	By:	/s/ Daniel J. Bevevino
Daniel J. Bevevino, Vice President and Chief Financial Officer of Respironics, Inc., Vice President of Respironics International, Inc., Vice President of Swiftmed Corp., Treasurer of Respironics Colorado, Inc., Vice President of Respironics International Global Enterprises, Inc., Vice President of Respironics California, Inc., Vice President of Respironics New Jersey, Inc., Vice President of Fiberoptic Medical Products, Inc., Treasurer of Respironics Novametrix, LLC, Vice President of Children’s Medical Ventures, LLC, President of RI Finance, Inc., President of RI Licensing, Inc., Vice President of Respironics Overseas, Inc., Vice President of Benner & Associates, Inc., Vice President of Mini-Mitter Company, Inc., Vice President of Respironics Profile, Inc., Vice President of Respironics In-X, Inc. and Vice President of Respironics OxyTec, Inc.

WITNESS:	RI Trading, LLC, a Delaware limited liability company

/s/ Eileen R. Sisca	By:	/s/ David M. Holtschlag
David M. Holtschlag, President

PNC Bank, National Association, individually as a Bank and as Agent

By:	/s/ Thomas A. Majeski
Name:	Thomas A. Majeski
Title:	Vice President

Citizens Bank of Pennsylvania, individually as a Bank and as Documentation Agent

By:	/s/ Dwayne R. Finney
Name:	Dwayne R. Finney
Title:	Senior Vice President

Bank of America, N.A., successor by merger to Fleet National Bank, individually as a Bank and as Documentation Agent

By:	/s/ Sandra Guerrieri
Name:	Sandra Guerrieri
Title:	Vice President

Fifth Third Bank

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice President

National City Bank of Pennsylvania

By:	/s/ Susan J. Dimmick
Name:	Susan J. Dimmick
Title:	Vice President

Key Bank National Association

By:	/s/ J.T. Taylor
Name:	J.T. Taylor
Title:	Senior Vice President